Exhibit 99.1
For immediate release
For more information, contact:
Investors, Rusty Fisher, 713-307-8770
Media, Janice Aston White, 713-307-8780
Endeavour reports 470 percent increase in reserves
and 2006 fourth-quarter and year-end financial results
Houston, TX — March 5, 2007 — Endeavour International Corporation (AMEX: END) announced today fourth-quarter and full-year financial and operational results that included a 470 percent increase in proved plus probable reserves.
The company’s oil and gas proved plus probable reserves increased to 29.6 million barrels of oil equivalent (BOE) as of December 31, 2006 from 6.3 million BOE at year-end 2005. The increase was driven by both acquisitions and successful exploration during the year.
“Endeavour was transformed in 2006 from a start-up entity to a balanced exploration and production company with substantial growth in production and cash flows expected in 2007,” said William L. Transier, chairman, chief executive officer and president. “Our reserve base increased almost five-fold with the acquisition of interests in UK fields and two exploratory discoveries during the year. We will launch our 2007 exploration campaign in the second quarter and anticipate aggressively moving forward with four development projects.”
Revenues for the fourth quarter were $31.3 million compared to revenues of $11.0 million for the same period in 2005. Production for the quarter was 595,000 BOE, an increase from 205,000 BOE for the fourth quarter of 2005. Revenues for full-year 2006 were $54.1 million, up from $38.7 million the previous year. Production for the year increased 33 percent from 760,000 BOE in 2005 to 1.01 million BOE. The increase was primarily due to two months of production from the purchase of interests in seven producing fields in the United Kingdom in the fourth quarter of 2006.
The company reported a fourth-quarter operating profit of $5.4 million compared to an operating loss of $17.2 million for the same quarter in 2005. For the full-year 2006, Endeavour recorded an operating loss of $4.3 million compared to an operating loss of $28.0 million for 2005.
A net loss to common stockholders of $6.7 million or $0.06 per diluted share was recorded in the fourth quarter compared to a loss of $25.6 million or $0.34 per diluted share in the same period of 2005. For the full-year 2006, the company recorded a net loss to common stockholders of $8.8 million or $0.10 per diluted share as compared to a loss of $31.5 million or $0.42 per diluted share for the full-year 2005.

Significant events for the company include:
Increased production from acquisition of interests in the United Kingdom — Endeavour gained a position in seven producing oil and gas fields in the Central North Sea with a purchase of assets during the fourth quarter. Combined with production from its Njord and Brage interests in Norway, the company is currently producing approximately 10,000 barrels of oil equivalent per day (BOEPD).
Exploration success and ongoing progress with exploration campaign — Endeavour participated in the drilling of three wells during 2006, two of which were discoveries. Drilling will commence for the 2007 exploration program in the second quarter.
•	Cygnus, Block 44/12, Southern Gas Basin — The well successfully tested as a gas discovery in one fault block of a potential multiple fault block accumulation. The well extended northward the limit of gas-bearing sands in the Leman sandstone in the Rotliegend formation. Endeavour holds a 12.5 percent interest in the well.

•	Columbus, Block 23/16f, Central Graben — During the fourth quarter, the company drilled the Columbus prospect and encountered a material gas column that tested at 17.5 million cubic feet of gas and 1,060 barrels of condensate per day. Endeavour operated the drilling and testing of the well and holds a 25 percent interest in the license.

•	Bacchus, Block 22/6S (N), Central Graben — Endeavour also participated in the drilling of an appraisal well on the Bacchus prospect in the fourth quarter near the Forties Field. The results of the well were not definitive and evaluations are continuing to determine commerciality of the field. Endeavour holds a 10 percent interest in the license.

•	Howgate, Block 9/4a, North Viking Graben — The company has elected not to exercise its right to take an interest in the Howgate prospect in Block 9/4a, incurring no capital expenditures for the drilling of the well.

•	Balgownie, Block 30/23b, Central Graben — The 2007 exploration program will commence in the second quarter with the drilling of the Balgownie prospect that will target a Fulmar sand objective. Endeavour is the operator.
Moved four projects toward development — Endeavour is in final stages of development of the Enoch Field on Block 16/13a that is expected to contribute initial production of 1,000 barrels of oil equivalent per day (BOEPD) in the second quarter of the year. Endeavour holds an eight percent interest in the field. Three other projects are moving toward development that the company estimates will add approximately 4,000 net BOEPD by late 2009.
•	Columbus discovery -- Plans for commercialization include the drilling of an appraisal well during the summer to extend the limits of the field and establish its production rate potential.

•	Cygnus discovery —The first development well is slated for drilling at the Cygnus gas discovery around year end.

•	Rochelle development — The company expects to drill a development well in 2008 at the undeveloped Rochelle discovery. Plans call for the well to tie-back to a nearby floating production unit. Endeavour is operator of Rochelle and holds a 55.62 percent interest.
Expanded exploration leasehold position — Endeavour continues to be successful in annual offshore licensing rounds held in the UK and Norway. Total leasehold position held by the company is approximately 2.4 million acres in the UK and Norwegian sectors of the North Sea and in the Irish Sea.
•	UK 24th Seaward Licensing Round — The UK Department of Trade and Industry awarded the company eight licenses covering 10 blocks, five of which will be operated by Endeavour.

•	Awards in Predefined Areas (APA Round) — Endeavour was awarded five production licenses on the Norwegian Continental Shelf in the license round conducted by the Ministry of Petroleum and Energy. It will serve as operator of two licenses with a non-operated ownership in the three other licenses.

•	Slyne-Erris-Donegal Bid Round — The Department of Communications, Marine and Natural Resources in Ireland granted Endeavour a frontier exploration license covering an area in the Donegal Basin of the Irish Sea.
Guidance on Year 2007 Estimates
The table below sets forth the current estimates of the company’s operating statistics for the full year ending December 31, 2007. These estimates are based on the historical operating performance and trends, estimates of oil and gas reserves as of December 31, 2006 and planned capital and operating budget for 2007.

	2007 Estimated Average Production (A)

	Daily Production (boepd)	8,800 to 9,200
	Oil Price Differentials (B)	$(3.00)

	Gas Percentage of Total	38%
	Gas Price Differentials (B)	$(0.35)

	Lease operating expense (per barrel)	$12-13

(A)	Actual results may differ materially from these estimates.

(B)	For purposes of the 2007 estimates, assumptions of price differentials are based on location, quality and other factors, excluding the effects of derivative financial instruments. Gas price differentials are stated as premiums (discounts) from National Balancing Point pricing, and oil price differentials are stated as premiums (discounts) from Dated Brent pricing.
Earnings Conference Call Tomorrow, Tuesday, March 6, at 9:00 A.M. CST (10:00 A.M. EST)
Endeavour will host an analyst conference call tomorrow at 9:00 a.m. Central Standard Time (10:00 a.m. EST) to discuss 2006 financial and operational results and update business plans for 2007. To participate and ask questions during the conference call, dial 1-800-811-0667 (U.S., toll-free) or 913-981-4901 (international), pass code: 6402450. To listen only to the live audio web cast via the Internet access Endeavour’s internet home page at www.endeavourcorp.com. A replay will be available by dialing toll free 1-888-203-1112 (U.S.) or 719-457-0820 beginning at 12:00 p.m. Central time on March 6 through 12:00 p.m. Central time on March 13, 2007.
Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.
The Securities and Exchange Commission has generally permitted oil and gas companies in their filing to disclose only proved reserves a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The use of the term “probable” reserves is prohibited in SEC filings as these volumes are only potentially recoverable through additional drilling or recovery techniques. These estimates are by their nature more speculative than estimates of proved reserves and are subject to substantially greater risk of being realized by the company.

Endeavour International Corporation
Comparative Condensed Statements of Operations
(Amounts in Thousands, Except per Share Data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$31,284	$11,011	$54,131	$38,656

Cost of Operations:
Operating expenses	7,856	4,047	15,568	11,990
Depreciation, depletion and amortization	12,262	2,477	20,164	9,337
Impairment of oil and gas properties	—	17,723	849	27,116
Equity loss from entities with oil and gas properties	—	—	—	79
General and administrative	5,728	3,967	21,924	18,223

Total Expenses	25,846	28,214	58,505	66,745

Operating Profit (Loss)	5,438	(17,203)	(4,374)	(28,089)

Other (Income) Expense:
Unrealized gain on derivative instruments	(17,380)	—	(34,531)	—
Interest expense	4,558	1,207	7,941	4,322
Litigation settlement expense	—	5,265	—	5,265
(Gain) loss on sale of oil and gas interests	—	—	—	(14,966)
Other (income) expense	6,587	(465)	5,141	(2,868)

Total Other (Income) Expense	(6,235)	6,007	(21,449)	(8,247)

Income (Loss) Before Minority Interest	11,673	(23,210)	17,075	(19,842)
Minority Interest	—	—	—	(470)

Income (Loss) Before Income Taxes	11,673	(23,210)	17,075	(20,312)
Income Tax Expense	16,526	2,346	23,913	11,061

Net Loss	(4,853)	(25,556)	(6,838)	(31,373)
Preferred Stock Dividends	(1,873)	(39)	(1,991)	(158)

Net Loss to Common Stockholders	$(6,726)	$(25,595)	$(8,829)	$(31,531)

Net Loss Per Common Share — Basic and Diluted	$(0.06)	$(0.34)	$(0.10)	$(0.42)

Weighted Average Number of Common Shares Outstanding — Basic and Diluted	107,726	75,471	86,636	74,433

Endeavour International Corporation
Comparative Condensed Consolidated Balance Sheets
(Amounts in Thousands)

	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$39,814	$76,127
Accounts receivable	61,104	4,876
Prepaid expenses and other current assets	27,650	8,070

Total Current Assets	128,568	89,073

Property and Equipment, Net	319,315	59,084
Goodwill	291,752	27,795
Restricted Cash	—	2,304
Other Assets	34,835	8,710

Total Assets	$774,470	$186,966

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$36,928	$18,194
Current maturities of debt	2,410	—
Accrued expenses and other	41,799	21,240

Total Current Liabilities	81,137	39,434

Long-Term Debt	303,840	81,250
Deferred Taxes	115,155	19,185
Other Liabilities	32,510	6,753

Total Liabilities	532,642	146,622

Convertible Preferred Stock	100,657	—

Stockholders’ Equity	141,171	40,344

Total Liabilities and Stockholders’ Equity	$774,470	$186,966

Endeavour International Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(Amounts in Thousands)

	Year Ended
	December 31,
	2006	2005
Cash Flows from Operating Activities:
Net loss	$(6,838)	$(31,373)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	20,164	9,337
Impairment of oil and gas properties	849	27,116
Deferred tax expense	13,038	3,243
Amortization of non-cash compensation	11,573	7,070
Unrealized gain on derivative instruments	(34,531)	—
Litigation settlement expense	—	5,265
Gain on sale of assets	—	(14,966)
Other operating activities	6,408	567
Increase (decrease) in net assets and liabilities	(24,763)	21,703

Net Cash Provided by (Used in) Operating Activities	(14,100)	27,962

Cash Flows From Investing Activities:
Capital expenditures	(55,496)	(47,552)
Acquisitions, net of cash acquired	(376,915)	(1,437)
Proceeds from sale of assets	—	19,465
Other investing activities	5,293	(5,448)

Net Cash Used in Investing Activities	(427,118)	(34,972)

Cash Flows From Financing Activities:
Proceeds from (repayments of) borrowings, net	225,000	77,244
Issuance of common and preferred stock, net	184,624	—
Financing costs paid	(9,565)	(3,661)
Proceeds from common and preferred stock issued and issuable	3,310	—
Other financing	—	1,828

Net Cash Provided by Financing Activities	403,369	75,411

Net Increase (Decrease) in Cash and Cash Equivalents	(37,849)	68,401
Effect of Foreign Currency Changes on Cash	1,535	(1,249)
Cash and Cash Equivalents, Beginning of Period	76,127	8,975

Cash and Cash Equivalents, End of Period	$39,813	$76,127

Endeavour International Corporation
Operating Statistics

	Quarter Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
United Kingdom:
Oil and condensate sales (Mbbl)	209	—	209	—
Oil and condensate price, before hedging ($ per Bbl)	49.88	—	49.88	—
Oil and condensate price, after hedging ($ per Bbl)	49.88	—	49.88	—

Gas sales (MMcf)	1,539	—	1,539	—
Gas price, before and after hedging ($ per Mcf)	9.38	—	9.38	—

Norway:
Oil and condensate sales (Mbbl)	119	196	508	726
Oil and condensate price, before hedging ($ per Bbl)	59.43	57.78	64.89	54.92
Oil and condensate price, after hedging ($ per Bbl)	49.88	53.74	54.12	51.74

Gas sales (MMcf)	60	52	203	184
Gas price, before and after hedging ($ per Mcf)	8.06	8.83	8.75	6.06

Total:
Oil and condensate sales (Mbbl)	328	196	717	726
Oil and condensate price, before hedging ($ per Bbl)	53.33	57.78	60.51	54.92
Oil and condensate price, after hedging ($ per Bbl)	49.88	53.74	52.88	51.74

Gas sales (MMcf)	1,599	52	1,742	184
Gas price, before and after hedging ($ per Mcf)	9.33	8.83	9.30	6.06